EXHIBIT 5.1
Gardner Carton & Douglas LLP
191 N. Wacker Drive, Suite 3700
Chicago, Illinois 60606
August 12, 2005
enherent Corp.
192 Lexington Avenue
New York, NY 10016

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to enherent Corp., a Delaware corporation (the “Corporation”), in connection with the filing of a Registration Statement on Form S-8 by the Corporation under the Securities Act of 1933, as amended (the “Registration Statement”), which Registration Statement registers: 3,940,617 shares of Common Stock, par value $0.001 per share (the “Common Stock”), to be issued under the enherent Corp. Amended and Restated 1996 Stock Incentive Plan and 4,000,000 shares of Common Stock to be issued under the enherent Corp. 2005 Stock Incentive Plan (collectively, the “Plans”). In that capacity, we have reviewed the Restated Certificate of Incorporation and the Amended and Restated By-laws of the Corporation, both as amended to date, the Registration Statement, the Plans, the originals or copies of corporate records reflecting the corporate action taken by the Corporation in connection with the approval of the Plans and the issuance of the Common Stock under the Plans and such other instruments as we have deemed necessary for the issuance of this opinion.
     Based upon the foregoing, we are of the opinion that the Common Stock to be issued under the Plans has been duly authorized by all requisite action on the part of the Corporation and, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.
     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours, GARDNER CARTON & DOUGLAS LLP